MustWatch

Discovering your next "must watch" show with a little help from your friends.



Invest

$2.14 minimum investment

Deadline February 15, 2021
in a month

Unit Price
$2.14

Total Raised
$37,991

Valuation
$821,978

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

> "Almost 2 in 3 adults feel frustrated either sometimes (54.1%) or always (11.8%) when trying to find something to watch on TV."
>
> *- Digitalsmiths*

PROBLEM

You just finished binge-watching the newest season of your favorite show. Now what?

Back to endless scrolling, because none of the recommended shows look interesting. It's not that the algorithm is broken — it's just incomplete. After all, Netflix doesn't know that you loved Big Little Lies and Hulu can't tell that you laughed your way through a rewatch of The Office.

Networks and streaming services have limited user information, and are missing out on opportunities to reach new users and recommend shows that those users actually want to watch. Meanwhile, viewers feel like they spend more time scrolling through options than watching.

Problem



Once the algorithm has got you down, you have limited options. You could start with texting your friends and asking what they've been watching, or maybe looking up articles and blogs to find new shows to watch. You can search for new seasons or episodes of shows you already watch… individually. Or you could see what people are posting on social media about shows to watch. And unfortunately, you may still come up short.

Until now, you couldn't do all of those things in one place, seamlessly. With no easy way to access great, custom show recommendations across all channels and streaming services, television lovers are tired of chasing the next show to watch. But now there is a centralized place for you to satisfy all of your television needs. MustWatch gives you the ability to see what your friends are watching, share recommendations with them, find new shows to watch, stay in the loop on new episodes and new seasons of your favorite shows across all platforms, and see what the cast of your favorite shows are up to - all in one place.

SOLUTION

Talking about TV is fundamentally disarming and is a great way for people to connect. MustWatch acts as your personal social TV guide, where you can see what your friends are watching, track your favorite shows, make new friends who have similar TV interests, and recommend shows to each other. MustWatch will help transition you from that post-season finale low, and into your next favorite show.

Couple



We deliver targeted show recommendations from a cross-platform TV guide, crowdsourced from your friends and family. Through centralizing TV data that was formerly scattered throughout social media, word of mouth, gossip articles, and a seemingly endless stream of streaming platforms, we offer you a way to spend more time watching, and less time scrolling.

People really value their favorite shows. Losing beloved content and a lack of original content are two of the top three reasons why customers cancel streaming services (PC Mag). MustWatch will provide the $43 billion global streaming market (Grand View Research) with a way to leverage user insights from multiple platforms, so studios and streaming services can keep making those “must watch” shows.

> **“Almost half of all respondents are looking for an improved guide to help them find content across all available TV sources.”**
>
> *- TiVo*

How It Works

The MustWatch app makes it easy for friends to connect and share their passion for TV.

Here’s how it works:

- MustWatch collects a list of shows you watch, either directly from you or from shows you like on Facebook.
- Add friends instantly to easily see which have watched a show and which haven’t.
- Seamlessly recommend shows to your friends who haven’t watched them yet.
- Generate an entire catalogue of show recommendations driven by the shows your friends are watching.
- See the shows recommended by your most trusted friends first.
- Form chat groups and direct messages around specific shows and episodes.
- Never miss an update with our calendar and news features.
- Read the news and gossip articles about your shows and their cast.
- View ratings and descriptions of every show you may want to watch next.

Prototype


MUST WATCH
MustWatch
I Watch
Friends Watch
Recommend
Swipe up to recommend
SUCCESSION
7 Friends Watch This Show
FRIENDS
CHAT
NEWS
BR
Ben R
Che
Fanning
J
Joe

Prototype


MUST WATCH
MustWatch
I Watch
Friends Watch
Recommend


Curb Your Enthusiasm
2 Friends Watch This Show
FRIENDS
CHAT
NEWS
J
Che
Joe

Prototype


MustWatch
100%
Curb Your Enthusiasm
Friends rating:
5.0
Comedy
Genre
10
Seasons
Oct. 15, 2000
Released
Overview
The off-kilter, unscripted comic vision of Larry David, who plays himself in a parallel universe in which he can't seem to do anything right, and, by his standards, neither can anyone else.
Available on: HBO
Friends Who Watch
J
Che
Joe
Private Watch
Add to I watch

Screenshots of our MustWatch Prototype

MARKET OPPORTUNITY

People love to watch TV. It's a fun, easy way to unwind and escape the daily grind. In fact, according to Nielsen, they love it so much that the average adult spends more than 37 hours a week parked in front of their television set.

There are also a lot of people watching television at any given time. Statista estimates that there are more than 120 million TV viewing households in the U.S alone. Meanwhile, 84% of smartphone owners are playing with their phone while they watch, per the Nielsen Total Audience Report. With 3.5 billion smartphone owners worldwide and so much overlap between smartphone and TV users, the opportunity set for the MustWatch app is large.

Audience



WHO IS WATCHING LIVE TV?
91% OF PEOPLE 50-64
88% OF PEOPLE 35-49
81% OF PEOPLE UNDER 35

Source: koeppeldirect.com

Television lovers are also frustrated. Digitalsmiths found that, "almost 2 in 3 adults feel frustrated either sometimes (54.1%) or always (11.8%) when trying to find something to watch on TV." And according to a survey conducted by TiVo, "almost half of all respondents are looking for an improved guide to help them find content across all available TV sources." MustWatch's crowd-sourced, customized, cross-platform viewing recommendations present a simple way to ease these common frustrations.

Statistics



DID YOU KNOW?
189 AVERAGE US HOMES HAVE ABOUT 189 CHANNELS, BUT THEY ONLY WATCH 17
99% OF US HOUSEHOLDS HAVE AT LEAST 1 TV
65% OF US HOUSEHOLDS HAVE 3+ TELEVISIONS
67% OF AMERICANS WATCH TV WHILE EATING DINNER

Source: koeppeldirect.com

BUSINESS MODEL

We plan to generate revenue from networks and studios through:

- Advertising promoted content
- Subscriptions to social data insights

MustWatch plans to generate revenue by leveraging ads embedded into our application. This allows us to promote shows while minimizing the impact to the user experience. We give streaming services and TV networks the means to advertise new content to a targeted audience based on what people are watching, recommending, and discussing. We will be offering streaming services insightful, cross-platform data which can be leveraged to retain and attract customers.

App user



These streaming platforms need, now more than ever, insight into what consumers are looking for in order to make original content that piques interest, informs trends and meets demands. MustWatch will possess granular data on TV viewing habits, which we intend to provide to firms and major TV networks such as HBO, ABC, Netflix, Roku, AppleTV, Amazon and Comcast through a premium subscription service. MustWatch provides a unique opportunity for an organic ripple effect — if a user sees an ad and watches the advertised show, they may recommend that show to their friends, who recommend it to their friends, and so on.

TEAM



Chelinde Edouard

CEO

Chelinde (Che) Edouard is the CEO of MustWatch. Che brings his experience in data as a Senior Business Intelligence Analyst for HarbourVest Partners and graduated in May 2020 Magna Cum Laude with his Master of Science in Business Analytics from Babson's F.W. Olin Graduate School of Business. Mr. Edouard has worked in the financial Industry since graduating from Boston University's Questrom School of Business. He previously worked at State Street as a Business Analyst in the Corporate Finance Data Analytics & Reporting team.



Rob Maiello

CFO

Rob graduated from the University of Miami in 2014. He was previously employed at Lord, Abbett & Co. LLC. There he was involved in the Client Lifecycle Management team where he internalized and helped visualize data in an interactive way for the sales and leadership teams as well as helping the process of client account onboarding. He also passed the first level of the Chartered Financial Analyst (CFA) Program and is currently pursuing his MBA at the NYU Stern School of Business.



Ben Aronberg

Lead Developer

Ben Aronberg is a software developer at MustWatch. He primarily spends his time prototyping the mobile app, as well as contributing to design and UX discussions. Ben graduated from the University of Miami with a B.S. in Computer Science, and brings several years of software consulting and implementation experience from his time at Alight Solutions. His love of problem solving and binge watching TV are what drives his passion for bringing MustWatch to fellow bingers everywhere.



Aimee Carvalho

COO

Aimee Carvalho started working with MustWatch as our resident designer and has more recently transitioned into the role of Chief Operations Officer. She oversees the MustWatch team's day to day activities including MustWatch's marketing and branding efforts, in addition to fundraising, design, and app development. Her background lies in UI/UX Design, Data Visualization, BI Reporting and Dashboard Design. She earned her Bachelor's Degree in Business Management with a concentration in Information Systems from Boston University in 2013. Since graduating, she has primarily worked within the realm of consulting, across a variety of industries including advertising, healthcare, insurance, energy supply, shipping and transportation, higher education, and IT security.



Mark Sneed

Chief Creative Officer

Mark Sneed is currently a Securities Operations Associate at JPMorgan Chase & Co, working with auditors and internal teams to produce timely, accurate financial statements. Before joining JPMorgan, Mark worked for State Street Bank & Trust for five years. He uses his analytical skills, gregarious personality, and passion for TV to help the team create and market the MustWatch app. As Chief Creative Officer, Mark develops new ideas for the MustWatch platform, assists Aimee with the app design, and provides feedback to the development team via internal testing.



Edwin Jones

Back-end Engineer

Edwin graduated with a B.S. in Industrial Engineering from the University of Miami in 2014. He works as a consultant implementing HR software for TopBloc. His experience integrating systems allows him to assist Ben with back end development and configure MustWatch security. He also contributes to the UX and design process.

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
App Development	$101,757	95.1%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in MUSTWATCH LLC, doing business as MustWatch. This offering must raise at least $10,000 by February 15, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. MustWatch may issue additional securities to raise up to $107,000, the offering's *maximum*.

$37,991 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

434,102 units
× $2.14 per unit

$928,978 implied valuation

FINANCIALS

MustWatch's official name is MUSTWATCH LLC, so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C/A on December 10, 2020
- Form C/A on December 22, 2020

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

- Dec 22, 2020 • Filed Form C/A
- Dec 16, 2020 • It's official – MustWatch is now available in...
- Dec 10, 2020 • It's here! The moment you've all been waiting...
- Dec 10, 2020 • Filed Form C/A
- Dec 9, 2020 • In the past few months, we've made significant...
- Dec 7, 2020 • We've received a lot of insightful feedback...
- Sep 10, 2020 • We're happy to announce that we have launched...
- May 1, 2020 • Primary offering of 50,000 units at $2.14

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